EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern described in Note 1 to the consolidated financial statements) dated March 30, 2017, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K of MoSys, Inc. for the year ended December 31, 2016. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

San Jose, California

January 4, 2018